TERRY L. JOHNSON, CPA

406 Greyford Lane

Casselberry, Florida 32707

Phone 407-721-4753

Fax/Voice Message 866-813-3428

E-mail cpatlj@yahoo.com

November 30, 2015

Office of the Chief Accountant

Securities and Exchange Commission

100F Street, NE

Washington, D.C. 20549

Dear Sir/Madam:

I have read the statements made by House of BODS Fitness Inc., a Florida corporation (the "Company"), which were provided to me and which I understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of Form 8-K, regarding my resignation as the Company's certifying accountant. I agree with the statements concerning my firm in such Current Report on Form 8-K. I have no basis to agree or disagree with other statements made under Item 4.01.

I hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

/s/ Terry L. Johnson

Terry L. Johnson, CPA

Casselberry, Florida